UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HANRYU HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HANRYU HOLDINGS INC.

160, Yeouiseo-ro, Yeongdeungpo-gu,

Seoul, Republic of Korea 07231

To our Stockholders:	November [ ], 2024

It is my pleasure to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Hanryu Holdings Inc. (the “Company”) to be held on December 30, 2024, at 11 a.m., Eastern Standard Time at the offices of Aegis Capital Corp. located at 1345 Avenue of the Americas (Burlington House, 27th Floor, New York, NY 10105.

The enclosed Notice of the Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. You may vote by completing, signing and returning your completed proxy card (or a voting instruction form, if you hold your shares through a broker). If you decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares at such meeting.

Stockholders of record at the close of business on November 7, 2024, are entitled to notice of and to vote at the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”), will be furnished without charge to any stockholder upon written request to Hanryu Holdings Inc., 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231, Attention: Taehoon Kim. This Proxy Statement and the Company’s 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on July 16, 2024, are available on the SEC’s website at www.sec.gov and on the Company’s website at www.hanryuholdings.biz.

Sincerely,

/s/ Taehoon Kim
Taehoon Kim
Interim Chief Executive Officer

HANRYU HOLDINGS INC.

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 30, 2024

To the Stockholders of Hanryu Holdings Inc.:

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Hanryu Holdings Inc. (the “Company”) will be held on December 30, 2024, at 11 a.m., Eastern Standard Time at the offices of Aegis Capital Corp. located at 1345 Avenue of the Americas (Burlington House, 27th Floor, New York, NY 10105.

At the Annual Meeting, stockholders will be asked to vote on the following matters (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect five (5) directors of the Company to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified (“Proposal One” or the “Election of Directors”);

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-20, with the exact ratio to be determined by the Company’s Board of Directors (the “Board”), in its sole discretion (‘Proposal Two” or the “Reverse Stock Split Proposal”);

3.	To ratify the appointment of OneStop Assurance, PAC, as the Company’s independent registered public accounting firm for the year ending December 31, 2024 (“Proposal Three” or the “Ratification of the Appointment of our Independent Registered Public Accounting Firm”); and

4.	To approve the adjournment of the Annual Meeting if there are insufficient votes at the Annual Meeting to approve the Reverse Stock Split Proposal (“Proposal Four” or the “Adjournment Proposal”).

The Board of Directors recommends that you vote in favor of each of the proposals. Please refer to the Proxy Statement for detailed information about the Annual Meeting, each of the proposals and voting instructions. Your vote is important, and we strongly urge you to cast your vote as soon as possible even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

/s/ Taehoon Kim
Interim Chief Executive Officer

HANRYU HOLDINGS INC.

160, Yeouiseo-ro, Yeongdeungpo-gu,

Seoul, Republic of Korea 07231

PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

December 30, 2024

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Hanryu Holdings Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2024 Annual Meeting of Stockholders of the Company to be held on December 30, 2024, at 11 a.m. Eastern Standard Time, or at any adjournment thereof (the “Annual Meeting”).

The shares represented by your proxy will be voted as indicated on your properly executed and returned proxy. If no directions are given on the proxy, the shares represented by your proxy will be voted:

FOR the election of the director nominees named herein (“Proposal One” or the “Election of Directors”) unless you specifically withhold authority to vote for one or more of the director nominees;

FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split (the “Reverse Stock Split”) of the Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-20, with the exact ratio to be determined by the Company’s Board of Directors, in its sole discretion (“Proposal Two” or the “Reverse Stock Split Proposal”);

FOR ratifying the appointment of OneStop Assurance, PAC, as the Company’s independent registered public accounting firm for the year ending December 31, 2024 (“Proposal Three” or the “Ratification of the Appointment of our Independent Registered Public Accounting Firm”); and

FOR to approve the adjournment of the Annual Meeting if there are insufficient votes at the Annual Meeting to approve the Reverse Stock Split Proposal (Proposal Four” or the “Adjournment Proposal”).

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

These proxy solicitation materials are first being mailed to stockholders on or about [   ], 2024.

VOTING SECURITIES

Stockholders of record at the close of business on November 7, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 52,808,589 shares of the Company’s Common Stock, $0.001 par value, were issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.

RESULTS

Voting results will be tabulated and certified by the Inspector of Elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

A majority of the aggregate voting power of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the aggregate voting power of the shares of Common Stock present, in person and by proxy, at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares of Common Stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote at the Annual Meeting with respect to such matter. Abstentions will be counted for purposes of quorum and will have the same effect as a vote “AGAINST” a proposal.

Broker non-votes (i.e., votes for shares of Common Stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted as “shares present” at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business so long as the broker can vote on any proposal being considered. However, brokers cannot vote on their clients’ behalf on “non-routine” proposals for which they have not received voting instructions from their clients for such proposals. The vote on Proposals One and Two considered “non-routine.” Accordingly, broker non-votes will not have any effect with respect to Proposals One, Two and Three as shares that constitute broker non-votes are not considered entitled to vote on these matters.

Brokers do have authority to vote uninstructed shares for or against “routine” proposals. Proposal Three constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal Four.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s Proxy Statement to be issued in connection with the 2025 Annual Meeting of Stockholders, such stockholder proposal must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, be timely a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year).

Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than the close of business on [   ], 2025 and no later than the close of business on [   ], 2025. All stockholder proposals must be made in writing addressed to Taehoon Kim, the Company’s Interim Chief Executive Officer, at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231 and be in compliance with the Company’s bylaws.

REVOCABILITY OF PROXY

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Taehoon Kim, the Company’s Interim Chief Executive Officer, a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware General Corporation Law stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

SOLICITATION

Proxies may be solicited by certain of the Company’s directors, executive officers and regular employees, without additional compensation, in person, or by telephone, mail, e-mail or facsimile. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

Some banks, brokers and other record holders have begun the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Taehoon Kim, Interim Chief Executive Officer, at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231. If you receive more than one proxy card because your shares are registered in different accounts follow the instructions included on each proxy card and vote each proxy card.

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and form of proxy, together with our Annual Report on Form 10-K (the “Annual Report”), are first being made available to stockholders beginning approximately [   ], 2024. The Annual Report is not a part of the proxy solicitation materials. These documents are also included in our filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov and on the Company’s website at http://www. hanryuholdings.com/en.

A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the Annual Meeting ten days prior to the Annual Meeting at the Company’s offices at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231 during ordinary business hours.

VOTING AND STOCK OWNERSHIP

If shares are registered directly in a stockholder’s name with the Company’s transfer agent, you are a record holder with respect to those shares and the Proxy Statement and form of Proxy are sent directly to you. You can vote your shares by completing, dating and signing the proxy card that is included with this proxy statement.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name.” The Proxy Statement and the form of voting instruction card are sent to you by your broker, trustee, or other nominee who is considered, with respect to those shares, the stockholder of record.

If you are a stockholder of record as of the close of business on the Record Date, you may attend the Annual Meeting and vote your shares of Common Stock in person instead of returning your signed proxy card. If you are a beneficial owner of shares of Common Stock registered in the name of your broker, bank, or other nominee, you must follow the instructions provided to you and obtain a valid proxy from your broker, bank or other nominee to vote your shares of Common Stock in person at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Directors to be elected at the Annual Meeting shall be elected for a term expiring at the 2025 annual meeting of stockholders. Stockholders and their proxies cannot vote for more than five (5) nominees at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve if elected; however, if a nominee should withdraw his or her name from consideration for any reason or otherwise become unable to serve before the Annual Meeting, the Board reserves the right to substitute another person as nominee, and the persons named on your proxy card as proxies will vote for any substitute nominated by the Board. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote the shares represented by the Proxy for the election of the five (5) nominees listed below. This Proposal One relates to the election of directors to take effect immediately upon the Annual Meeting.

If any nominee is not available for election at the time of the Annual Meeting (which is not anticipated), the proxy holders named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as the existing Board may recommend, unless the Board decides to reduce the number of directors of the Company. Certain information about the nominees to the Board is set forth below.

Biographies

Jay Hyong Woo

Jay Hyong Woo was appointed as a director of the Company on February 14, 2022. Mr. Woo has served as the president of Epic Pro, Inc since November 2003. He also served as the Chief Executive Officer of CTK US from August 2017 to December 2021. Prior to that, Mr. Woo served as the President of Crossen, Inc, from August 2009 to March 2018. Mr. Woo earned a Bachelor of Arts in Hotel Management from the University of Nevada Las Vegas.

Mr. Woo’s extensive experience operating and advising businesses in a number of different industries led to the decision to appoint him to the board of directors.

Aram Ahn

Aram Ahn was appointed as a director of the Company on February 14, 2022. Mr. Ahn has served as the Chief Executive Officer of Leverstone Financial Co, Inc. since February 2016. From January 2013 to October of 2015, Mr. Ahn managed the trading department at Maxberry T&I. Mr. Ahn earned a bachelor’s degree in statistics from Korea University in Seoul, South Korea, and a Master’s degree in the Department of Financial Law from Korea University in Seoul, South Korea.

Mr. Ahn’s extensive experience in the financial services industry led to the decision to appoint him to the board of directors.

John S. Morris

John S. Morris was appointed as a director of the Company on February 14, 2022. Mr. Morris is the Chief Financial Officer for Metra Commuter Rail and a member of the Chicago Board of Directors for Cents Ability. He has served as the finance leader for Synchrony’s Oil and Gas Programs from 2015 to 2021. Prior to that, Mr. Morris has served as the CFO for US Commercial Cards at J.P. Morgan from 2010 to 2014, as well as serving as the financial leader for programs including Best Buy and Yamaha at HSBC from 2007 to 2009. Mr. Morris is a Certified Public Accountant and earned a bachelor’s degree in nuclear engineering from The United States Military Academy at West Point, MBA from Northwestern University’s Kellogg School, and a Master’s degree in science from University of Southern California’s Viterbi School.

Mr. Morris’ background as a financial analysis executive with over 20 years of experience in the financial services industry led to the decision to appoint him to the board of directors.

Amy Shi

Amy Shi brings over 20 years of experience in business development and relationship management across the banking, investment management, international trade, media, and technology industries. Currently based in Seoul as an independent management consultant, she focuses on driving growth for global media and tech firms. She made significant contributions to the Company as an independent consultant from October 2021 to April 2023. From May 2019 to August 2020, Ms. Shi worked as Vice President at HSBC, where she managed high-net-worth portfolios, and as AVP at JPMorgan Chase from August 2012 to May 2019 where her strategies led to significant business expansion. In the tech industry, she served in Partner Relations at Apple Inc. from 2016 to 2017 and as Account Executive at China Telecom from 2002 to 2005. She also has extensive experience in operations and management consulting, having served as Operations Manager at Bestview International from 2007 to 2010 and as Management Consultant at Phoenix Design from 2010 to 2012. Complementing her business acumen, Ms. Shi also has over a decade of experience as an actress and producer in Hollywood, where she developed expertise in content production and gained valuable insights into the global entertainment market. Fluent in English, Mandarin, and Korean, Ms. Shi holds dual bachelor’s degrees in Computer Science and Marketing, as well as a Master’s degree from the University of Ohio.

We believe Ms. Shi’s extensive background in banking, technology, and media, combined with her cross-industry management expertise and global perspective, makes her a valuable addition to our board of directors. We believe Ms. Shi’s extensive experience in the banking industry qualifies her to serve on our board of directors.

Larry Namer

Larry Namer founded E! Entertainment in July 1987 and served as President and Chairman of LJN Media from January 2003 to the present. Mr. Namer is a seasoned media entrepreneur and innovator with over 50 years of experience in the entertainment industry. He is best known for founding E! Entertainment Television, a network currently in 140 countries and valued at over five billion USD. Prior to that, Mr. Namer served as President of Company Communications from February 1989 to January 2023. Mr. Namer also served as Chairman of Steeplechase Media from January 1985 to December 2003. He has worked extensively in Russia until 2003 and then moved on to China where his company Metan continues bringing Western media to international audiences reaching over one billion Mandarin speakers.  Mr. Namer earned a bachelor’s degree in economics from Brooklyn College.

We believe Mr. Namer’s extensive experience in the entertainment industry qualified him to serve on our board of directors.

Vote Required for Approval

The election of a director requires the plurality of the total votes entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as a vote cast with respect to that director.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO

REVERSE STOCK SPLIT

Background and Overview

The Board is asking stockholders to approve the Reverse Stock Split Proposal. The form of the Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware is set forth as Appendix A to this Proxy Statement (the “Amendment”). Although such filing is within the control of the Board, we expect such filing to be made shortly after the approval by the stockholders of the Reverse Stock Split Proposal. The Amendment will become effective, at such future date as determined by the Board, upon the filing of the Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”), but in no event earlier than the date of the Annual Meeting. Moreover, even if the Amendment is approved by the requisite number of stockholders, the Board reserves the right, at its discretion, to abandon the Amendment prior to the proposed effective date if it determines that abandoning the Amendment is in our best interests. No further action on the part of stockholders would be required to either effect or abandon the Amendment.

The text of the Amendment is subject to modification to include such changes as may be required by DGCL and as the Board deems necessary and advisable to effect the Amendment.

A brief description of the Reverse Stock Split Proposal is set out below.

Reverse Stock Split

Purpose of the Reverse Stock Split

The Board seeks your approval for the Reverse Stock Split as part of the Amendment with the intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the Nasdaq Capital Market under the symbol, “HRYU,” in order to regain compliance with the minimum bid price requirement as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”), for continued listing on the Nasdaq. Accordingly, we believe that effecting the Reverse Stock Split would be in our and our stockholders’ best interests.

On February 4, 2024, the Company received a notice letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon the closing bid price of the Common Stock, for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain the Minimum Bid Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for ten consecutive business days at some point during the period of 180 calendar days from the date of the Notice. The Company was granted an initial period of 180 calendar days to regain compliance.

On August 6, 2024, the Company received a second Notice from Nasdaq notifying the Company that it has been granted a second period of 180 calendar days to regain compliance, or until February 3, 2025. If the Company does not regain compliance within the allotted compliance period, Nasdaq will provide notice that the Common Stock will be subject to delisting.

Failure to approve the Reverse Split may potentially have serious, adverse effects on the Company and its stockholders. The Common Stock could be delisted from the Nasdaq because shares of the Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with Nasdaq Listing Rule 5550(a)(2). Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, the Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading, and may be avoided by retail and institutional investors, resulting in the impaired liquidity of the Common Stock.

As of the Record Date, the Common Stock closed at $0.2420 per share on Nasdaq. Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of the Common Stock, there can be no assurance that even if the Reverse Stock Split is effected the bid price of the Common Stock will be sufficient, over time, for the Company to regain or maintain compliance with the Minimum Bid Requirement.

In addition, the Company believes the Reverse Stock Split will make its Common Stock more attractive to a broader range of investors, as it believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors, and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the Reverse Stock Split will make the Common Stock a more attractive and cost-effective investment for many investors, which in turn may enhance the liquidity of the holders of the Common Stock.

Principal Effects of the Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Common Stock. However, other factors, such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the Minimum Bid Requirement of Nasdaq or that the market price of the Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

If we implement the Reverse Stock Split, we will file the Amendment with the Delaware Secretary of State, which will result in the number of shares of Common Stock held by each stockholder being reduced to a number of shares of Common Stock determined by dividing the number of shares held immediately before the Reverse Stock Split by a number between two and fifty as determined by the Board, and then rounding up to the nearest whole share of respective Common Stock. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share (as described in greater detail below under “Corporate Matters”). Pursuant to the DGCL, the Reverse Stock Split only impacts outstanding shares and not authorized shares unless the Amendment by its terms also decreases the authorized shares, which the Amendment does not.

Authorized Shares/Corporate Matters. We are currently authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding on the Record Date:

●	in a 1-for-2 reverse stock split, every two (2) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; the number of shares of Common Stock issued and outstanding will be reduced from 52,808,589 shares to approximately 26,404,294 shares;

●	in a 1-for-10 reverse stock split, every ten (10) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 52,808,589 shares to approximately 5,280,858 shares; and

●	in a 1-for-20 reverse stock split, twenty (20) shares Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 52,808,589 shares to approximately 2,640,429 shares;

The additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is implemented could be used by our Board for capital raises or to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of the Board, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

Effect on Market Price of our Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to potentially increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including those related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of in our Common Stock as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the roundup of fractional shares as discussed below), it makes available to us a substantial number of shares for future transactions, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Options and Warrants. Holders of options, warrants and convertible notes to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded up to the nearest whole number. The exercise price of any such securities would correspondingly increase as a result of the Reverse Stock Split.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

United States Federal Income Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.

This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. Such notification may be in the form of a Current Report filed with the Securities and Exchange Commission. As of the Effective Time of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options, and other securities would also be automatically adjusted at the Effective Time.

If we elect to exchange stock certificates, we expect that our transfer agent, VStock Transfer LLC, will act as an exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires the majority of the total votes entitled to vote at the Annual Meeting. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected the firm of OneStop Assurance, PAC (“OneStop”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024, subject to ratification by our stockholders at the Annual Meeting. OneStop has been our independent registered public accounting firm since the fiscal year ended December 31, 2023.

More information about our independent registered public accounting firm is available under the heading “Independent Registered Public Accounting Firm” on page 23 below.

 Vote Required for Approval

The approval of the ratification of our independent registered public accounting firm requires approval by a majority of the votes cast at the Annual Meeting. Both abstentions and broker non-votes will not have the effect of a vote against this Proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ONESTOP ASSURANCE, PAC AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL FOUR

ADJOURNMENT PROPOSAL

Overview

If the number of shares represented by proxy at the Annual Meeting and voting “FOR” the adoption of the Reverse Stock Split Proposal are insufficient to approve such Proposal, we may move to adjourn the Annual Meeting in order to enable us to solicit additional proxies in favor of the adoption of this Proposal. If the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Annual Meeting.

Any proxy authorizing the adjournment of the Annual Meeting will also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of such proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the total votes cast at the Annual Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.

OTHER MATTERS

The Board does not know of any other matters that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.

GOVERNANCE MATTERS

Board Composition

The Board currently consists of three members who hold office until our next annual meeting of stockholders or until his or her successor is elected and duly qualified. The Company is not aware of any of its directors or executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Board of Directors Risk Oversight

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. Cybersecurity risk is a key consideration in our operational risk management capabilities. We are in the process of instituting a formal information security management program, which will be subject to oversight by, and reporting to, our Board. Given the nature of our operations and business, cybersecurity risk may manifest itself through various business activities and channels and is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. Our Board will oversee and review reports on significant matters of corporate security, including cybersecurity. In addition, we maintain specific cyber insurance through our corporate insurance program, the adequacy of which is subject to review and oversight by our Board.

Our audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, our audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our Board as a whole.

Director Meeting Attendance

During the year ended December 31, 2024 (the “Last Fiscal Year”), the Board held two (2) meetings and acted two (2) times by unanimous written consent in lieu of holding a meeting.

Director Independence

Jay Hyong Woo, Aram Ahn and John S. Morris are considered “independent” under the rules of the SEC and the NASDAQ Capital Market as determined by the Board. In making this determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Company’s independent directors conduct executive sessions at regularly scheduled meetings as required by NASDAQ Listing Rule 5605(b)(2).

The Company does not currently have a policy in place regarding attendance by Board members at the Company’s annual meetings of stockholders.

Board Committees

The Board has three standing committees, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee consists of Jay Hyong Woo, Aram Ahn and John S. Morris. Mr. Morris is the chairman of the Audit Committee. We have determined that Messrs. Woo, Ahn and Morris each satisfy the “independence” requirements of Nasdaq Listing Rule 5605(a)(2) and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Morris qualifies as a “financial expert” as such term is defined under the Sarbanes-Oxley Act of 2002.

The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for: (a) representing and assisting the Board in its oversight responsibilities regarding the Company’s accounting and financial reporting processes, the audits of the Company’s financial statements, including the integrity of the financial statements, and the independent auditors’ qualifications and independence; (b) overseeing the preparation of the report required by SEC rules for inclusion in the Company’s annual proxy statement; (c) retaining and terminating the Company’s independent auditors; (d) approving in advance all audit and permissible non-audit services to be performed by the independent auditors; (e) reviewing related party transactions; and (f) performing such other functions as the Board may from time to time assign to the Committee. The Audit Committee did not hold formal meetings but conducted internal discussions and the Chairman corresponded with the Company’s auditors in the Last Fiscal Year. The Audit Committee has adopted a formal written charter which is available on the Company’s Internet website at www.bluestarfoods.com.

Compensation Committee

The Compensation Committee consists of Jay Hyong Woo, Aram Ahn and John S. Morris. Mr. Morris is the chairman of the Compensation Committee. The Compensation Committee is responsible for: (a) assisting the Board in seeing that a proper system of long-term and short-term compensation is in place to provide performance oriented incentives to attract and retain management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) assisting the Board in discharging its responsibilities relating to compensation of the Company’s executive officers; (c) evaluating the Company’s Chief Executive Officer compensation and setting a remuneration package; (d) making recommendations to the Board with respect to incentive compensation plans and equity-based plans; and (e) performing such other functions as the Board may from time to time assign to the Committee. The Compensation Committee did not hold formal meetings in the Last Fiscal Year. The full Board approved officer compensation by unanimous written consent. The Compensation Committee has adopted a formal written charter which is available on the Company’s Internet website at www.bluestarfoods.com.

In determining the amount, form, and terms of such compensation, the Compensation Committee will consider the annual performance of such officers in light of company goals and objectives relevant to executive officer compensation, competitive market data pertaining to executive officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.

During the Last Fiscal Year, there were no compensation consultants engaged to determine or recommend the amount or form of executive and director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Jay Hyong Woo, Aram Ahn and John S. Morris. Mr. Morris is the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to provide for appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) identifying qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board the Company’s slate of director nominees for election by the shareholders at the annual meeting of stockholders and nominees to fill vacancies and newly created directorships; (d) reviewing candidates recommended by shareholders for election to the Board and shareholder proposals submitted for inclusion in the Company’s proxy materials; (e) advising the Board regarding the size and composition of the Board and its committees; (f) proposing to the Board directors to serve as chairpersons and members on committees of the Board; (g) coordinating matters among committees of the Board; (h) proposing to the Board the slate of corporate officers of the Company and reviewing the succession plans for the executive officers; (i) recommending to the Board and monitoring matters with respect to governance of the Company; (j) overseeing the Company’s compliance program; and performing such other functions as the Board may from time to time assign to the Committee. The Nominating Committee did not hold formal meetings in the Last Fiscal Year. The Nominating Committee has adopted a formal written charter which is available on the Company’s Internet website at www.hanryuholdings.com/en.

The Nominating Committee will consider any director candidates recommended by stockholders, although there is no formal policy with regard to directors recommended by stockholders, when considering a candidate submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. Nevertheless, the Board may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and/or the Board does not perceive a need to increase the size of the Board.

There are no specific minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended director nominee. However, the Nominating Committee believes that director candidates should, among other things, possess high degrees of integrity and honesty; have literacy in financial and business matters; have no material affiliations with direct competitors, suppliers or vendors of the Company; and preferably have experience in the Company’s business and other relevant business fields (for example, finance, accounting, law and banking). The Nominating Committee considers diversity together with the other factors considered when evaluating candidates but does not have a specific policy in place with respect to diversity.

Members of the Nominating Committee plans to meet in advance of each of the Company’s annual meetings of stockholders to identify and evaluate the skills and characteristics of each director candidate for nomination for election as a director of the Company. The Nominating Committee reviews the candidates in accordance with the skills and qualifications set forth in the Nominating Committee’s charter and the rules of the Nasdaq. There are no differences in the manner in which the Nominating Committee plans to evaluate director nominees based on whether or not the nominee is recommended by a stockholder.

Board Diversity

The Board is committed to diversity of experience, gender, race and ethnicity, and seek to ensure that there is diversity among the directors. The Company believes that its directors should be of a diverse group of individuals who have broad experience and the ability to exercise sound business judgment from many factors including professional experience, life experience, socio-economic background, gender, race, ethnicity, religion, skill set and geographic representation.

Board Diversity Matrix (as of November 7, 2024)
Total Number of Directors	5
	Female	Male
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
Hispanic or Latinx	0
White	1	2
Asian	0	2
Other

Code of Ethics

We have adopted a code of ethics that applies to our executive officers, directors and employees. Our Code of Ethics is available on the Company’s website at www.hanryuholdings.com/en. In addition, a copy of the Code of Ethics will be provided without charge upon written request to the Company at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231.

Stockholder Communications

The Board currently does not provide a formal process for stockholders to send communications to the Board. In the opinion of the Board, it is appropriate for the Company not to have such a process in place because the Board believes there is currently not a need for a formal policy due to, among other things, the number of stockholders of the Company. While the Board will, from time to time, review the need for a formal policy, at the present time, stockholders who wish to contact the Board may do so by submitting any communications to the Company at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231, with an instruction to forward the communication to a particular director or the Board as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 7, 2024 the Company’s directors and executive officers beneficially own, directly or indirectly, in the aggregate, 6.15% of its outstanding Common Stock.

The following table sets forth, as of November 7, 2024, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock; (ii) each of the Company’s directors (iii) each Named Executive Officer and (iv) all of the Company’s executive officers and directors as a group. The information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o Hanryu Holdings Inc., 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231.

The percentages below are calculated based on 52,808,589 shares of Common Stock issued and outstanding as of November 7, 2024.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage of Beneficial Ownership(2)
Named Executive Officers and Directors
Chang-Hyuk Kang, previous Chief Executive Officer and Director(3)	1,400,000	(1)	2.65%
Taehoon Kim Interim Chief Executive Officer, Chief Technology Officer and Vice President	150,000	(2)	*
Jay Hyong Woo, Director	-		*
Aram Ahn, Director	-		*
John S. Morris, Director	-		*
Ju-Hyon Shin, Chief Financial Officer	100,000		*
David Gregg	-		*
Dae-Hwan Son, Previous Chief Operating Officer	400,000		*
Dong Hoon Park, Previous Chief Marketing Officer	1,200,000		2.27%
All current directors and executive officers as a group (9 persons)	3,250,000		4.92%
Greater than 5% Stockholders
Hang Muk Shin(4)	6,935,864		13.13%
Si Young Jang	2,900,000		5.49%

*	Less than 1%

(1)	Unless otherwise indicated, the business address for each of the executive officers and directors is c/o Hanryu Holdings, Inc., 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

(3)	On February 26, 2024, the Board terminated the employment of Changhuyk Kang as the Chief Executive Officer of the Company for cause, effective immediately. On the same date, the Board appointed Taehoon Kim, who serves as the Chief Technology Officer and Vice President of the Company, as the interim Chief Executive Officer of the Company, effective immediately.
(4)	Includes 3,897,555 shares in Mr. Shin’s personal name and 3,089,309 shares in the name of Sewang Co., Ltd.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Our executive officers and their ages, as of November 7, 2024, and biographical information are set forth below.

Name and Principal Position	Year	Compensation	Stock awards ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Chang-Hyuk Kang -	2023	Received	-	-	-	-
Previous Chief Executive Office	2023	Accrued	91,925		-	91,925
	2022	Received	31,563			31,563
	2022	Accrued	96,268			96,268
Ju-Hyon Shin -	2023	Received	58,736		-	58,736
Chief Financial Officer	2023	Accrued	75,213		-	75,213
	2022	Received	64,399	-	-	64,399
	2022	Accrued	66,832			66,832

Elements of Compensation

Our executive compensation program consisted of the following components of compensation in 2023 and 2022:

Base Salary

Each of our executive officers receives a base salary for the expertise, skills, knowledge and experience he or she offers to our management team. The base salary of each of our executive officers is re-evaluated annually, and may be adjusted to reflect:

●	the nature, responsibilities, and duties of the officer’s position;

●	the officer’s expertise, demonstrated leadership ability, and prior performance;

●	the officer’s salary history and total compensation, including annual equity incentive awards; and

●	the competitiveness of the officer’s base salary.

Equity Incentive Awards

Moving forward, we believe that to attract and retain management, key employees and non-management directors, the compensation paid to these persons should include, in addition to base salary, annual equity incentives. Our Compensation Committee will determine the amount and terms of equity-based compensation granted to each individual. In determining whether to grant certain equity awards to our executive officers, the Compensation Committee will assess the level of the executive officer’s achievement of meeting individual goals, as well as the executive officer’s contribution towards goals of the Company. Whenever possible, equity incentive awards will be granted under our equity incentive plan, described below.

Employment Agreements and Potential Payments upon Termination or Change of Control

Chang Hyuk Kang

On May 2, 2021, our wholly owned operating subsidiaries, Hanryu Bank Co., Ltd. (“HBC”) entered into an employment agreement with Chang Hyuk Kang, HBC’s Chief Executive Officer. The employment agreement provides for an annual base salary of $67,516.25, with a one-year term effective May 2, 2021. Mr. Kang’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00. On July 1, 2022, HBC entered into a revised employment agreement with Chang Hyuk kang, HBC’s Chief Executive Officer. The employment agreement provides for an annual base salary of $92,883, with a one-year term effective July 1, 2022. Mr. Kang’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,291.95 Korean Won to $1.00.

On February 26, 2024, the board of directors terminated the employment of Changhuyk Kang as the Chief Executive Officer of the Company for cause, effective immediately. On the same date, the Board appointed Taehoon Kim, who serves as the Chief Technology Officer and Vice President of the Company, as the interim Chief Executive Officer of the Company, effective immediately.

Ju-Hyon Shin

On May 3, 2021, HBC entered into an employment agreement with Ju-Hyon Shin, the HBC’s Chief Financial Officer. The employment agreement provides for an annual base salary of $63,296.48, with a one-year term effective May 3, 2021. Mr. Shin’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00. On July 1, 2022, HBC entered into a revised employment agreement with Ju-Hyon Shin, the HBC’s Chief Financial Officer. The employment agreement provides for an annual base salary of $65,792, with a one-year term effective July 1, 2022. Mr. Shin’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,291.95 Korean Won to $1.00. This agreement was extended to May 3, 2025.

Taehoon Kim

On June 1, 2022, HBC entered into an employment agreement with Taehoon Kim to serve as the Company’s Chief Technology Officer and Vice President. The employment agreement will provide for an annual base salary of $101,274, with a one-year term effective June 1, 2022. Mr. Kim’s salary will be initially determined in Korean Won, and converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00. Although Taehoon Kim entered into an employment agreement on June 1, 2022, he subsequently entered into an oral agreement with HBC agreeing to waive his compensation until after the Company consummates its Initial Public Offering. This agreement was extended to June 1, 2025.

David Gregg

On January 1, 2022, HBC entered into an employment agreement with David Gregg, the HBC’s Chief Communications Officer. The employment agreement provides for a monthly base salary of $3,000, with a one-year term effective January 1, 2022. Although David Gregg entered into an employment agreement on January 1, 2022, he subsequently entered into an oral agreement with HBC agreeing to waive his compensation until after the Company consummates its Initial Public Offering. This agreement was extended to January 1, 2025.

None of the aforementioned agreements will require payment, other than wages already earned, upon such individual’s termination or in the event of a change in control.

Related Party Transactions

The Company is affiliated with several individuals that have common ownership, and transacts a portion of its business with related parties.

Short-Term Loan Payables

Name	December 31, 2023	December 31, 2022

Munjoong Kang maturing in March 2023 through August 2023	$-	$149,122
Siyoung Jang maturing in December 2023	$-	$78,908
Changhyuk Kang maturing in October 2022 and April 2023	$-	$31,563
Total	$-	$259,593

Siyoung Jang

On December 8, 2021, the Company and Siyoung Jang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal amount of $84,352, which matures on December 7, 2022. The Company received the amount of $84,352 in the form of cash. The Company and Siyoung Jang entered into an extension agreement with $5,444 of translation adjustment, which matures on December 7, 2023.

On June 30, 2023, the Company repaid short-term borrowings in the aggregate amount of $38,778 to Siyoung Jang, in cash.

On July 10, 2023, July 13, 2023, and September 5, 2023, the Company repaid short-term borrowings in the aggregate amount of $38,778 to Siyoung Jang, in cash.

The remaining amount of $1,353 in outstanding balance as of December 31, 2023, compared to the balance as of December 31, 2022 was currency translation adjustment.

Changhyuk Kang

On July 1, 2021, the Company exchanged $590,468 in short-term borrowings held by Changhyuk Kang, now the Company’s Chief Executive Officer, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On October 27, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $168,705, which matured on October 26, 2021. The Company received the amount of $168,705 in cash. On December 21, the Company partially repaid the short-term borrowing in the amount of $130,746, in the form of cash. The Company and Mr. Kang entered into an extension agreement, which matures on October 26, 2023.

On January 28, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $15,782, which matures on January 27, 2023. The Company received the amount of $15,782 in cash. On February 15, 2022, the Company repaid the short-term borrowing of $15,782 in full, in the form of cash.

On April 5, 2022, the Company and Mr. Kang, entered into an interest-free, short-term borrowing agreement with a principal amount of $31,563, which matures on April 4, 2023. The Company received the amount of $31,563 in cash.

On January 19, 2023, the Company repaid short-term borrowings in the aggregate amount of $31,022 to Mr. Kang, in cash.

The remaining amount of $541 in outstanding balance as of December 31, 2023, compared to the balance as of December 31, 2022 was currency translation adjustment.

The following table shows Changhyuk Kang’s loan payables balance in detail:

Name	December 31, 2023	December 31, 2022

Loans payable maturing April 4, 2023	$-	$31,563
Total	$-	$31,563

Munjoong Kang

On January 1, 2021, Munjoong Kang, one of our co-founders, bought the rights to receive $2,783,636 from the Company in the form of an interest-free, short-term borrowing from an unrelated third-party, Dongwook Lee, and $12,653 in the form of an interest-free, short-term borrowing from an unrelated third-party, Daepil Seo. Both borrowings’ maturity date was December 31, 2021. On January 1, 2021, the Company assigned non-trade receivables in the amount of $1,114 to offset a portion of the short-term borrowings purchased by Mr. Kang. The Company and Mr. Kang agreed to reduce the amount of the short-term borrowings by an additional $486,366 as an offset against debt owed to the Company by Mr. Kang Munjoong of $45,956, and Ms. Siyoung Jang of $440,410.

On January 1, 2021, $326,755 of Munjoon Kang’s short-term borrowings were exchanged for a short-term loan owed by Mr. Kang to other creditors based on the agreements made by parties.

During the year ended December 31, 2021, the Company repaid short-term borrowings owed to Mr. Kang in the aggregate amount of $331,479, in cash.

On March 31, 2021, pursuant to the RnDeep Merger, the Company assumed certain interest-free, short-term borrowings of RnDeep owed to Mr. Kang in the amount of $107,469, which matured on May 29, 2022.

On November 15, 2021, Mr. Kang bought interest free, short-term borrowings of $124,420 from an unrelated third party. The short-term borrowings have a maturity date of November 14, 2022.

On December 13, 2021, December 14, 2021, and December 20, 2021, Mr. Kang sold his rights to receipt of debt obligations of HBC of $337,410, $1,518,347, and $200,905, respectively, to unrelated third parties.

On December 21, 2021, the Company issued Mr. Kang 295,000 common shares of HBC as payment in full for certain short-term borrowings held by Mr. Kang in the aggregate amount of $124,420.

On January 25, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $315,632, and which matures on January 24, 2023. The Company received the amount of $315,632 in cash. On dates from January 26, 2022 through May 31, 2022, the Company repaid the short-term borrowings in full in cash.

On March 4, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $236,724, which matures on March 3, 2023. The Company received the amount of $236,724 in cash. On June 29, 2022, through December 28, 2022, the Company repaid the full amount of $236,724 to Mr. Kang in the form of cash.

On May 11, 2022 through December 12, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreements with an aggregate principal amount of $164,523, which mature on dates between May 10, 2023 through December 11, 2023. The Company received the amount of $164,523 in cash. On December 30, 2022, the Company made a partial repayment of $15,401 to Mr. Kang in the form of cash.

On January 11, 2023 through February 27, 2024, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $610,247, which matured on dates between January 10, 2024 through February 26, 2024. The Company received the amount of $610,247 in cash.

On January 9, 2023, through March 23, 2023, the Company repaid short-term borrowings in the aggregate amount of $649,614 to Mr. Kang, in cash, of which the outstanding balance of $149,122 as of December 31, 2022, was repaid in full, and the borrowing amount of $500,492 from January 11, 2023, and February 27, 2023, was repaid partially.

On April 18, 2023 through May 26, 2024, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $140,375, which matured on dates between April 17, 2024 through May 25, 2024. The Company received the amount of $140,375 in cash.

On April 4, 2023, through June 22, 2023, the Company repaid short-term borrowings in the aggregate amount of $202,500 to Mr. Kang, in cash.

On July 3, 2023, the Company repaid short-term borrowings in the aggregate amount of $38,778 to Mr. Kang, in cash.

On November 8, 2023, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $23,267, which matured on November 7, 2024. The Company received the amount of $140,375 in cash.

On October 31, 2023 thorough November 9, 2023, the Company repaid short-term borrowings in the aggregate amount of $29,564 to Mr. Kang, in cash.

The remaining amount of ($2,555) in outstanding balance as of December 31, 2023, was currency translation adjustment.

The following table shows Munjoong Kang’s loan payables balance in detail:

Name	December 31, 2023	December 31, 2022

Loan payables maturing May 12, 2023 through May 30, 2023	$-	$99,015
Loan payables maturing July 29, 2023 through August 7, 2023	$-	$36,298
Loan payables maturing October 17, 2023	$-	$4,340
Loan payables maturing December 11, 2023	$-	$9,469
Loan payables maturing February 26, 2024		$-
Loan payables maturing May 17, 2024		$9,469
Loan payables maturing May 25, 2024		$-
Total		$149,122

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

Outstanding Equity Awards

There were no outstanding stock option awards, or other equity-based awards, held by any of the Named Executive Officers as of December 31, 2023.

Stock Option and Incentive Plan

Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan

Our Board unanimously approved the Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) on February 14, 2022. The maximum number of shares of common stock issuable under the Plan is currently 1.5 million shares, subject to adjustments for stock, stock dividends or other similar changes in our common stock or our capital structure.

Our Plan provides for the grant of (a) Incentive Stock Options (within the meaning of Section 422 of the Code) to our full-time employees (“Employees”), subject to the requirements of Section 422(c)(6) where an Employee owns 10% or more of our voting stock outstanding; (b) Non-Qualified Options (together with Incentive Stock Options, “Options”); (c) stock awards; and (d) performance shares to any individual who is (i) an Employee, (ii) a member of our Board, or (iii) an independent contractor who provides services for the Company.

Plan Administration

Pursuant to the Plan, our Board has delegated the authority to administer the Plan to the Board’s Compensation Committee (the “Committee”). Subject to the provisions of our Plan, the Committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The Committee also has the authority to amend, modify, extend renew or terminate outstanding Options, or may accept the cancellation of outstanding Options, whether or not granted under the Plan, in return for the grant of new Options at the same or a different price. Additionally, the Committee may shorten the vesting period, extend the exercise period, remove any or all restrictions or convert an Incentive Option to a Non-Qualified Option, if, at its sole discretion, it determines that such action is in the best interest of the Company; provided, however, that any modification made to outstanding Options requires the prior consent of the holder(s) of such Options, unless the Committee determines that the action would not materially and adversely affect such holder(s).

Incentive Stock Options

The exercise price of Incentive Stock Options granted under our Plan must at least be equal to 100% of the fair market value of our common stock on the date of grant. The term of an Incentive Stock Option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Non-Qualified Stock Options

The exercise price of Non-Qualified Options granted under our Plan must at least be equal to 85% of the fair market value of our common stock on the date of grant. The term of a Non-Qualified Stock Option may not exceed ten years.

Stock Awards or Sales

Eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services. The purchase price for the shares shall not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. Eligible individuals shall have no stockholder rights with respect to any unvested restricted shares or restricted share units issued to them under the stock award or sales program, however, eligible individuals shall have the right to receive any regular cash dividends paid on such shares.

Termination of Relationship

Except as the Committee may otherwise determine with respect to a Non-Qualified Stock Option, if the holder of an Option ceases to have a Relationship (as defined in the Plan) with the Company for any reason other than death or permanent disability, any Options granted to him shall terminate 90 days from the date on which such Relationship terminates; provided, however, that no Option may be exercised or claimed by the holder of an Option following the termination of his Relationship for Cause (as defined in the Plan). In the event that the Relationship terminates as a result of the death or permanent disability of the Option holder, any Options granted to him shall terminate one year from the date of his death or termination due to permanent disability. In no event may an option be exercised later than the expiration of its term.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Plan, the administrator will adjust the number and class of shares available for future grants under the Plan, the exercise price of outstanding Options, the number of shares covered by each outstanding award, or the purchase price of each outstanding award.

Reorganization

In the event we are a party to a merger or other corporate reorganization, all outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of the outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is a surviving corporation); provided, however, that if the assumption or continuation is not [provided by/used in] such agreement, then the Committee, in its sole discretion, shall have the option of offering the payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement and the exercise price.

Change of Control

Under the Plan, a Change of Control is generally defined as: (i) the sale of all or substantially all of the assets of the Company, or (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or third party, the result of which is a change in the ownership of more than 50% of the voting capital stock of the Company.

In the event of a Change of Control, all restrictions on all awards or sales of shares will accelerate and vesting on all unexercised and unvested Options will occur on the Change of Control date.

Director Compensation

Each of our non-employee directors are entitled to receive a monthly retainer of $3,000 for serving on the Board, which fee may be paid either in cash, options or shares of common stock. As of November 7, 2024, we have paid no compensation to non-employee directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission with its independent auditors. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor’s independence and based upon such review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jay Hyuong Woo

Aram Ahn

John S. Morris

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE “SOLICITING MATERIAL” OR BE DEEMED “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 9, 2023 the Audit Committee of the Board of Directors of the Company appointed OneStop Assurance, PAC (the “OneStop”) to serve as our independent registered public accounting firm. Prior to that BF Borgers (“Borgers”) served as the Company’s independent registered public accounting firm. Aggregate fees for professional services rendered to us by our independent registered public accounting firm OneStop for the year ended December 31, 2023 were:

Fee Category	December 31, 2023	December 31, 2022

Audit fees	$230,000	$-
Audit-related fees	11,500	-
Tax fees	-	-
All other fees	-	-
Total fees	$241,500	$-

The aggregate fees billed for professional services by Borgers for professional services rendered for the years ended December 31, 2023, and 2022 were:

Fee Category	December 31, 2023	December 31, 2022

Audit fees	$50,000	$215,000
Audit-related fees	5,000	21,500
Tax fees	-	-
All other fees	-	-
Total fees	$55,000	$236,500

In accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid for professional services for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 included in Form 10-K and review of consolidated financial statements incorporated by reference into Form S-1 and Form S-3 and included in Form 10-Qs “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. All of the services set forth above were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee’s current policy is to pre-approve all audit and permissible non-audit services performed by OneStop Assurance, PAC, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether the service is consistent with maintaining the independence of the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement.

By Order of the Board of Directors,

/s/ Taehoon Kim
Interim Chief Executive Officer